Exhibit 23.1

KPMG LLP	Tel +44 (0) 20 7311 1000
15 Canada Square	Fax +44 (0) 20 7311 3311 London E14 5GL
United Kingdom

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 21, 2023, with respect to the consolidated financial statements of Smith & Nephew plc and subsidiaries, and the effectiveness of internal control over financial reporting incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom 6 March 2023